UNITED STATES
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The Children’s Place, Inc.
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THE CHILDREN’S PLACE FILES DEFINITIVE PROXY MATERIALS AND MAILS WHITE PROXY CARD

FOR ANNUAL MEETING TO BE HELD ON MAY 22, 2015

Sends Letter Recommending Shareholders Support its Three Highly Qualified, Independent Director Nominees

SECAUCUS, N.J., April 27, 2015 (BUSINESS WIRE) -- The Children’s Place, Inc. (Nasdaq: PLCE) today announced that it has filed definitive proxy materials with the Securities and Exchange Commission (SEC) and mailed a white proxy card to its shareholders in connection with its 2015 Annual Meeting of Shareholders, which will be held on May 22, 2015. The Children’s Place shareholders of record as of the close of business on April 10, 2015 are entitled to vote at the 2015 Annual Meeting.

The Board of Directors of The Children’s Place has also sent a letter to its shareholders outlining the successful continued execution of its strategic plan to transform the Company, as well as its strong track record for delivering shareholder value.

The letter urges shareholders to vote for the Company’s strong slate of three independent director nominees and to reject the candidates set forth by Macellum SPV II, L.P. (“Macellum”) and Barington Companies Equity Partners, L.P. (“Barington”), which together own approximately two percent of the Company’s shares.

Norman Matthews, Chairman of the Board of The Children’s Place, stated, “Under this leadership team, The Children’s Place has continued to perform as we undergo a transformation to position us to excel for years to come in specialty children’s apparel. Since 2010, we have consistently generated robust cash from operations, our share price has nearly doubled, our market capitalization has increased by 54%, and we have returned nearly half a billion dollars to our investors. In 2014, we outperformed our peer group and recorded positive comparative store sales, including 3.7% for the fourth quarter. The Company’s three director nominees and our five other current Directors collectively have the right combination of expertise, experience and independence to ensure that this strong progress continues.

“We appreciate that a well-balanced Board includes an appropriate mix of both fresh insights and leadership continuity and, as such, six of our eight current directors joined our Board in the last five years, and two of these new independent directors joined the Board in 2014. We urge shareholders to vote the WHITE proxy card to support our three highly-qualified director nominees.”

The text of the letter follows:

April 27, 2015

Dear Shareholders,

The 2015 Annual Meeting of Stockholders of The Children’s Place, Inc. will be held on May 22, 2015, and you will be asked to elect three members to your eight-member Board of Directors. Your vote in support of the Company’s three nominees is important to ensuring the continued strength of The Children’s Place.

Since Jane Elfers joined as CEO, the Company’s Board and management team have greatly improved The Children’s Place. Our share price has nearly doubled, our market capitalization has increased by 54%, and we have generated robust cash from operations that has permitted us to return almost half a billion dollars to our shareholders in the form of stock repurchases and dividends. We have made tremendous progress, and the Board and management team are committed to continuing the transformation of the Company.

Our Board and management team are very focused on continuing to transform The Children’s Place into a leading, global, omni-channel children’s apparel brand. The execution of our strategic plan has enabled us to outperform our peer group in an intensely competitive, highly promotional and over-stored children’s retail apparel environment. In 2014, we outperformed our peer group and recorded positive comparative store sales, including 3.7% for the fourth quarter.

Our Board composition has undergone a dramatic change over the last five years. Six of the eight current Board members were added during that time, and two of these new independent directors joined the Company’s Board in 2014. Our directors have deep experience across relevant areas, including retail, operations, finance, international, product innovation, marketing and customer relationship management. We strongly believe that the Company’s three director nominees and our five other current directors collectively have the right combination of expertise, experience and independence to ensure that our strong progress continues.

As you may be aware, Macellum SPV II, L.P. (“Macellum”) and Barington Companies Equity Partners, L.P. (“Barington”), which together own approximately two percent of the Company’s shares, have nominated two individuals in opposition to two of the Company’s three director nominees who are standing for re-election. The Company’s nominees, whom we are asking you to support, are Norman Matthews (Chairman of the Board), Kenneth Reiss (Chair of the Audit Committee) and Stanley W. Reynolds (member of the Audit Committee).

THE BOARD UNANIMOUSLY AND FULLY SUPPORTS THE COMPANY’S EXECUTIVE TEAM

In March, Macellum and Barington sent us a letter in which they offered numerous views about the Company and our management team. It was surprising to receive such a letter from two investors on the night before our fourth quarter and fiscal year-end earnings call, particularly given the lack of any substantive prior contact. Nevertheless, we reviewed the letter with the assistance of our financial and legal advisors, Goldman Sachs & Co. and Paul, Weiss, Rifkind, Wharton & Garrison LLP, respectively.

We strongly disagree with many of the claims and assertions outlined by Macellum and Barington in their March letter, and we want to provide our perspective on the extensive transformation that has occurred and is continuing at The Children’s Place.

When Jane Elfers arrived in 2010, The Children’s Place lacked an effective strategy, and the Company’s leadership was weak. Inventory management, financial systems and supply chain technologies did not exist at the Company.

Since then, Jane and her team have led a remarkable and ongoing transformation of the Company, including a complete update of our merchandise assortments, the development and continuing implementation of a sweeping, five-year systems and technology transformation plan, the transformation of our outlet channel, the launch of international franchise and wholesale businesses, and an overall evaluation and continuing optimization of our store fleet. Since 2010, and notwithstanding significant investments in these areas, the Company has generated strong cash flow, while keeping capital expenditures in line with our peers. We have also returned almost a half billion dollars to our investors through share repurchases, and we instituted the Company’s first ever common dividend in 2014.

YOUR BOARD IS UNIQUELY QUALIFIED TO DELIVER CONTINUED PROGRESS

Like our Company and our strategy, the composition of our Board has also undergone a dramatic change in recent years. Six of the eight current Board members were added in the last five years, and other than Ms. Elfers, all of the new directors are independent. Two of these new independent directors joined the Company’s Board last year. Our directors bring deep experience in areas their predecessors lacked, and which is lacking in the Macellum and Barington nominees.

Your Board has made substantial improvements to The Children’s Place during a challenging time in the broader specialty retail landscape. In fiscal 2014, nine U.S. specialty apparel retailers filed for Chapter 11 bankruptcy protection, with four filings in the fourth fiscal quarter of 2014 alone. In children’s apparel, The Gymboree Corporation, Justice and P.S. from Aeropostale have all experienced significant declines in comparable retail sales and margin deterioration. P.S. from Aeropostale exited all of its mall-based stores in 2014 citing changing consumer patterns, and Gymboree’s operating margin has deteriorated from 16.5% in FY2010 to 2.4% in FY2014.

Against this backdrop – and despite competitors adding over 2,000 brick and mortar children’s apparel retail stores since 20091 and a notable decline in birth rates since 2008 – The Children’s Place has maintained the #1 market share in the United States in children’s specialty apparel retailing since 20101, a great accomplishment which speaks to the strong customer acceptance of our product.

Your Board is both determined and well equipped to ensure that the transformation of The Children’s Place into a leading, global, omni-channel children’s apparel brand continues without interruption or disruption.

THE COMPANY HAS THE RIGHT STRATEGY IN PLACE

The execution of our strategic plan has enabled us to outperform our peer group in an intensely competitive, highly promotional and over-stored children’s retail apparel environment.

After Jane joined the Company as CEO in 2010, she worked closely with the Board to develop a long-term strategic plan to transform The Children’s Place from a low-growth, North American mall-based specialty children’s apparel retailer to a leading global, omni-channel children’s apparel brand. We have made significant progress on this strategic plan through the execution of four key strategic and operational initiatives:

1.	Product focus: Upon her arrival at The Children’s Place, Jane immediately began to work on transforming our product offering in every division and category. Her 30+ years of apparel merchandising experience was instrumental in our successful deployment of new merchandising and buying strategies to drive more frequent delivery of assortments of fashion while investing in seasonal basic and basic categories. Our strong product offerings have been consistently well received by our customers, evidenced by our ability to maintain the #1 market share in specialty children’s apparel retailing every year since 2010.

In addition to enhancing our product strategy, we have overhauled our supply chain and developed a contemporary sourcing strategy to address the significant changes that were occurring globally. Prior to 2010, we lacked strategic vendor partnerships and instead relied on an extensive and costly buying agent network. Furthermore, a significant percentage of our product was being produced in China, where costs were rapidly escalating. Since then, we have migrated a significant amount of production out of China and into emerging, lower cost markets. We also have consolidated our vendor base and dramatically reduced our reliance on agents. In addition, our AUC and AUR have been skillfully managed during what can only be described as unprecedented upheaval in the supply chain, including a historic increase in cotton costs, dramatic labor and other cost increases in Asia, and significant political and labor unrest in Bangladesh. Unlike most of specialty retailing, The Children’s Place successfully navigated the recent year-long West Coast port strike without incurring additional costs, while ensuring 100% on-time delivery of our merchandise.

1 Source: NPD and Company Annual Reports.

2.	Business transformation through technology: We are currently in the third year of a five year plan to effect a sweeping transformation of our technology and systems to support our global operations and our omni-channel and other strategic initiatives. These technology upgrades are strengthening customer interactions, inventory management, planning, allocation, global sourcing, logistics and distribution.

In 2014, we launched our core merchandising and pricing modules for our ERP system and successfully implemented a global sourcing portal. We also implemented an assortment planning tool and are currently implementing inventory allocation and replenishment tools. As part of our continued emphasis on e-commerce, we upgraded our U.S. and Canadian websites and mobile site with additional functionality and enhanced customer relationship management capabilities.

Most importantly, and as we have repeatedly stated publicly, we expect to see the benefits of our investments beginning in the second half of fiscal 2015.

3.	Global growth through alternate channels of distribution: Our e-commerce sales have more than doubled to $280 million since 2010, growing at an 18.5% CAGR, and they now account for over 16% of our total net sales. Our Canadian e-commerce business, launched in 2012, has grown at a 60% CAGR. We have made significant improvements to our digital platform, including launching new desktop and mobile platforms in 2014.

We also launched our international franchise business in 2012 with two international partners and 12 franchise stores. During 2014, we continued to expand internationally, opening stores in Israel and Panama. We also signed new franchise agreements with partners in Latin America and India, ending the year with five international partners and 72 franchise stores.

Finally, we are driving growth in our wholesale business, which we launched in 2012 with one wholesale customer. At the end of fiscal 2014, we had eight wholesale customers.

4.	Store fleet optimization: We continuously evaluate each of our distribution channels, including our store fleet, to identify profitability enhancements. This has resulted in the closure of 147 stores since 2010 along with the planned closure of an additional 124 stores during the next three years. Of the 147 stores closed since the beginning of 2010, 145 were opened by prior leadership and were a drag on the Company’s profitability due to low productivity.

Shortly after Jane’s arrival, we developed a new store prototype with a smaller footprint and superior build out economics. This enabled the Company to open new stores in underserved markets with an emphasis on off-mall locations. Of the 295 stores opened since 2010, approximately 80% were opened in off-mall locations allowing us to exit higher priced A and B malls with significantly higher occupancy costs. Several children’s retailers have since emulated our strategy of opening off-mall locations.

In 2014 The Children’s Place recorded positive comparable retail sales, including 3.7% for the fourth quarter, our 3rd consecutive quarter of positive comparable store sales. For comparison, for the fiscal 2014, Gymboree and Justice reported negative comparable retail sales of (3.0%) and (4.0%), respectively.

Additional data demonstrates The Children’s Place’s strong operating performance relative to our peers. Our fiscal 2014 adjusted operating margin of 5.6% exceeds Gymboree and Justice respectively, by 3.2% and 1.7%.2 This is due in large part to management’s successful efforts to aggressively cut costs, which is even more impressive in the context of a turnaround. In 2013, we reduced total SG&A spend by $25 million and 60 basis points year-over-year, and in 2014 we reduced SG&A another $20 million or 110 basis points. As a result, during the past three years, The Children’s Place has experienced only a small reduction in operating margin of 71.6 basis

2 For Justice, based off LTM data as of Jan-2015; for Gymboree, based off of CapIQ adjusted operating income for FY2014.

points,3 while Gymboree’s and Justice’s operating margins have decreased during the same period by 348.6 and 930.1 basis points, respectively.4

OUR STOCK PRICE HAS NEARLY DOUBLED

The Children’s Place’s stock price has performed very well and is up nearly 100% since Jane joined the Company (based on the closing share price on December 10, 2009, the day prior to the announcement of her hiring, and the closing share price on March 11, 2015, prior to the publication of the Macellum and Barington letter). In fact, shares of The Children’s Place are currently trading at an eight year high.

Stock Price Performance5

Our stock has also performed well in comparison to our industry peer group. Since December 10, 2009, median stock price appreciation for our specialty retail peers was 32%, compared to nearly 100% for The Children’s Place, and median Total Shareholder Return indexed to The Children’s Place was 40%. In fiscal 2014, our stock price increased 13.8% and our Total Shareholder Return ranked in the 80th percentile of our proxy peer group.

WE HAVE STRATEGICALLY UTILIZED CAPITAL AND RETURNED SIGNIFICANT VALUE TO SHAREHOLDERS

In their March 11 letter, Macellum and Barington claim that the Company has had “poor capital allocation.” However, they overlooked several important facts regarding our use of capital that we believe are of great importance to our shareholders. In fiscal 2014, the Company generated cash from operations of more than $160 million and ended the fiscal year with a strong balance sheet. This strong financial position allowed us to continue rewarding our shareholders: in fiscal 2014, we instituted a dividend for the first time in our history and in the first fiscal quarter of 2015 we increased the dividend by over 13%. Also in 2014, we repurchased approximately $75 million of common stock. In fact, the Company has purchased over $481 million of its common stock since the Board authorized the capital return program in 2009.

3 Based off of adjusted operating income for The Children’s Place.

4 For Justice, based off LTM data as of Jan-2015; for Gymboree, based off of CapIQ adjusted operating income for FY2012 and FY2014.

5 The Children’s Place stock price performance from December 10, 2009 – March 11, 2015.

Total Shareholder Return6

We have been strategic in our use of capital to make significant investments in our business systems. This is part of our five year plan (2013-2017) to implement state of the art systems across the Company. We are on track with these investments and have delivered all of our major milestones on schedule. Milestones achieved include: the launch of our core merchandising and pricing modules for our enterprise resource planning (ERP) system, successful implementation of a global sourcing portal, implementation of inventory and assortment planning tools, an upgrade to our e-commerce website and mobile site permitting advanced functionality and capabilities on our U.S. and Canadian websites, and enhancement of customer relationship management (CRM) capabilities with a focus on customer segmentation to enhance acquisition and retention strategies.

Our balanced and prudent approach to capital allocation is also demonstrated by a comparison to our peer group. Our capital expenditures during the last twelve months were 4.1% of sales, which is below the peer group median of 4.3%. In addition, our share repurchases over the last three years as a percentage of market capitalization is 19%, well above the peer group median of 14%. Contrary to Macellum and Barington’s claim, we believe our strategic use of cash differentiates us from our competitors and positions us well for continued long-term success.

Total Capital Allocation Over Last Twelve Month Period7

6 Total shareholder return from December 10, 2009 – March 11, 2015.

7 LTM data is based off latest public filing. Companies shown in descending order based on percentage of total capital allocated to shareholder return (repurchases and dividends).

WE HAVE A TRACK RECORD OF STRONG CORPORATE GOVERNANCE

The Children’s Place has established a strong record of corporate governance as evidenced by the declassification of our Board, the separation of the CEO and Chairman roles, enhanced stock ownership guidelines for our executives and independent Directors, and other best practices. The average tenure of our Board is 3.75 years, and every member of our Board is a shareholder in the Company. Moreover, with the exception of our CEO, our Board is comprised entirely of independent directors.

In addition, our performance-based executive compensation program reflects our Board’s meaningful dialogue with our shareholders. We fully appreciate that a continuous process of evaluation and enhancement to both corporate governance and executive compensation is necessary to achieve best practices in both areas.

Joseph Gromek, the Chair of our Compensation Committee, has worked closely with our independent compensation consultant and has engaged in a continuous shareholder outreach during the past few fiscal years. Most recently, following the 2014 Annual Meeting and continuing into early 2015, we had meetings or conversations with shareholders holding a significant percentage of our common stock. Our Compensation Committee believes that our extensive outreach activities have led to a clear understanding of our shareholders’ views concerning executive compensation and corporate governance.

In response to feedback from our shareholders, we redesigned our long-term incentive plan (LTIP) to institute the use of new performance metrics for performance-based equity awards made to all members of management. Our new LTIP also uses a 3-year cliff vesting performance period, and we have eliminated single trigger equity vesting upon change of control. We believe our executive compensation program is well-designed to reward our management for delivering results and building sustainable shareholder value. In fiscal 2014, 84% of our CEO’s total compensation was performance-based, and it was in line with the CEO compensation of our Peer Group, ranking in the 52nd percentile (compared to 2013 proxy peer group CEO total compensation), while our TSR for fiscal 2014 was in the 80th percentile.

THE BOARD REJECTS DIRECTOR NOMINATIONS FROM MACELLUM AND BARINGTON

The Children’s Place’s Board of Directors has closely evaluated Macellum and Barington’s nominees and has concluded that they do not possess the necessary and relevant experience or skills to be additive to the Board of a global, omni-channel children’s specialty apparel retailer. The Board believes that the Company’s three nominees and our five other current Directors collectively have the right combination of expertise, experience and independence to continue the strong progress at The Children’s Place.

Our Board of Directors and our executive management team appreciate constructive shareholder input that can strengthen the Company and that will promote long-term shareholder value. We have a demonstrated record of engaging with our investors and soliciting their feedback on how to improve the Company, and we have consistently made changes in response to constructive interactions with our shareholders. In fact, we have spoken with many of you on more than one occasion over the last few months, and we appreciate your continuing support.

The Board recommends that shareholders reject the Macellum/Barington nominees and support the Company’s nominees by voting the WHITE proxy card.

VOTE THE WHITE PROXY CARD TO SUPPORT THE COMPANY’S THREE, HIGHLY QUALIFIED NOMINEES

The Children’s Place Board is composed of eight directors, three of whom are up for re-election at the 2015 Annual Meeting. In accordance with the Company’s long-standing practice, the Board is fully independent, other than Jane Elfers, who is the Company’s President and Chief Executive Officer.

The Nominating and Corporate Governance Committee annually reviews the individual skills and characteristics of each of the directors serving on the Company’s Board, as well as the composition of the Board as a whole. It takes into account many factors, including depth of experience in retailing, apparel, marketing, finance and other disciplines, domestically and internationally, that are relevant to the success of a publicly-traded retailer in today’s business environment.

Our Board – including our three director nominees whose biographies follow – possesses the right mix of talent, skills and expertise to successfully oversee the Company’s business. Our directors have deep experience in setting and overseeing strategy, upholding first class corporate governance, managing risk and engaging with shareholders.

Norman Matthews has served as an independent director on the Board of The Children’s Place since 2009 and currently serves as our Chairman of the Board and as a member of our Compensation Committee and Nominating and Corporate Governance Committee. Mr. Matthews has extensive executive experience and possesses an extensive knowledge of the apparel and retail industries and corporate governance practices from his years as a senior executive and a member of the boards of directors of several public companies. Mr. Matthews’ experience provides him with a deep understanding of corporate governance processes and trends, and the complex strategic, risk and other oversight responsibilities associated with the role of the chairman of a public company.

Mr. Matthews is a Director, Chairman of the Strategic Advisory Committee and a Member of the Compensation Committee at Henry Schein, Inc., a Director and Chairman of the Nominating & Corporate Governance Committee at Spectrum Brands Holdings, Inc., a Director at Duff & Phelps Corporation, and became a Director of Party City Holdings Inc. in 2013.

Mr. Matthews served as President of Federated Department Stores until his retirement in 1988. He was promoted to Executive Vice President of Federated Department Stores in 1982, to Vice Chairman in 1984 and to President in 1987. Mr. Matthews received an MBA from the Harvard University Graduate Business School.

Kenneth Reiss has served on the Board since 2012 and currently serves as the Chair of our Audit Committee. Mr. Reiss was a partner at the accounting firm of Ernst & Young, L.L.P. from 1977 until his retirement in June 2003. At E&Y he served as the lead external auditor for several publicly traded companies, including Toys “R” Us, Inc., Staples, Inc., Phillips-Van Heusen, Inc. and Kenneth Cole Productions, Inc. At E&Y Mr. Reiss also served as the Managing Partner of Audit for the New York office, the Director of the Audit Practice for the Retail and Consumer Products Industry, and the Chair of the Audit Practice Service Delivery Committee. Mr. Reiss serves on the Board of Directors and as Chairman of the Audit Committee of Harman International Industries, Inc. Mr. Reiss received an MBA from the Rutgers University School of Business. Mr. Reiss provides significant experience and expertise in accounting, auditing and risk management in the retail and apparel industries. Mr. Reiss qualifies as an “audit committee financial expert” under applicable SEC rules.

Stanley W. Reynolds has served as a director since 2014 and is currently a member of the Audit Committee. He is the Executive Vice President & Chief Financial Officer of 7-Eleven, Inc. Mr. Reynolds joined 7-Eleven in 1997 and held positions of increasing responsibility prior to his appointment in 2005 as Chief Financial Officer. Mr. Reynolds provides the Company with years of senior level executive experience in global retail operations with a focus on finance and accounting, international operations, and global supply chain management and distribution. Mr. Reynolds has a track record of successfully developing, implementing and overseeing long-term strategic business plans that encompass and balance global operations and growth with efficient and effective capital allocation. Mr. Reynolds qualifies as an “audit committee financial expert” under applicable SEC rules.

YOUR VOTE IS IMPORTANT – PLEASE SUBMIT THE WHITE PROXY CARD TODAY

The Children’s Place’s upcoming Annual Meeting is an important event in shaping our future. Your Board unanimously recommends that you vote for our three highly qualified director nominees on the WHITE proxy card.

You may vote by telephone, over the internet, or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope. We also urge you to discard any proxy card sent to you by Macellum/Barington or their affiliates.

OUR PROMISE TO SHAREHOLDERS

Our Board and management team are very focused on continuing the transformation of The Children’s Place into a leading, global, omni-channel children’s apparel brand. The continuing execution of our strategic plan has enabled us to outperform our peer group in an intensely competitive children’s retail apparel environment. Additionally, our dialogue with you, our shareholders, has revealed strong support for our leadership team and our strategic plan. We very much appreciate the confidence you have placed in us, and we remain keenly focused on serving your interests and delivering substantial shareholder value.

Regards,

Norman Matthews

Chairman of the Board of Directors

The Children’s Place, Inc.

Forward Looking Statements

This document may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Additional Information

The Children’s Place, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting. The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders. COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.childrensplace.com, by writing to The Children’s Place, Inc. at 500 Plaza Drive, Secaucus, NJ 07094, or by calling the Company’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America.  The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names.  As of January 31, 2015, the Company operated 1,097 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 72 international stores open and operated by its franchise partners.

Investor Contact:

Robert Vill

Group Vice President, Finance

(201) 453-6693

Larry Dennedy

Mackenzie Partners

(212) 929-5239

Media Contact:

Paul Caminiti/David Millar/Pamela Blum

Sard Verbinnen & Co

(212) 687-8080